Item 77E - DWS Unconstrained
Income Fund (a series of DWS
Income Trust)
On December 7, 2010, DWS
Unconstrained Income Fund was
named as a defendant in the First
Amended Complaint and Objection
to Claims filed by the Official
Committee of Unsecured Creditors
in the U.S. Bankruptcy Court for the
District of Delaware in the lawsuit
Tribune Company, et al., Debtors,
Official Committee of Unsecured
Creditors v. JPMorgan Chase Bank,
N.A. et al. (the "Lawsuit").  The
Lawsuit arises out of a leveraged
buyout transaction ("LBO") in 2007
by which loans were made to the
Tribune Company to fund the LBO
("LBO Debt") and shares of the
Tribune Company held by
shareholders were tendered for or
were converted to a right to receive
cash.  Following the completion of
the LBO in 2007, the Tribune
Company filed for bankruptcy.  The
Lawsuit seeks to avoid the
obligations on the LBO Debt and to
recover payments of principal and
interest made by the Tribune
Company on the LBO Debt.  The
Fund has received approximately
$31,073 in interest payments and
$4,625 in principal payments from
LBO Debt securities as of October
31, 2012.  All proceedings on the
Lawsuit were stayed pending a
decision by the Bankruptcy Court on
which of two proposed plans of
reorganization would be confirmed.
One of the plans proposed to settle
the litigation, while the other plan
proposed to proceed with the
litigation.  The Bankruptcy Court has
confirmed the plan of reorganization
that provides for settlement of the
litigation (the "Plan of
Reorganization").  As of October 31,
2012, the effective date of the Plan
of Reorganization had not yet
occurred.



 For internal use only
 For internal use only

 For internal use only

Item 77E - DWS Global High Income Fund (a series of DWS Income Trust)
On December 7, 2010, DWS Global High Income
Fund was named as a defendant in the First
Amended Complaint and Objection to Claims filed by the Official Committee of Unsecured Creditors in the U.S. Bankruptcy Court for the District of Delaware in the lawsuit Tribune Company, et al., Debtors, Official Committee of Unsecured
Creditors v. JPMorgan Chase Bank, N.A. et al. (the
"Lawsuit"). The Lawsuit arises out of a leveraged buyout transaction ("LBO") in 2007 by which loans were made to the Tribune Company to fund the LBO ("LBO Debt") and shares of the Tribune
Company held by shareholders were tendered for or were converted to a right to receive cash.
Following the completion of the LBO in 2007, the Tribune Company filed for bankruptcy. The
Lawsuit seeks to avoid the obligations on the LBO
Debt and to recover payments of principal and interest made by the Tribune Company on the LBO
Debt.  The Fund has received approximately
$72,422 in interest payments and $14,125 in principal payments from LBO Debt securities as of October 31, 2012. All proceedings on the Lawsuit were stayed pending a decision by the Bankruptcy
Court on which of two proposed plans of
reorganization would be confirmed. One of the plans proposed to settle the litigation, while the other plan proposed to proceed with the litigation.
The Bankruptcy Court has confirmed the plan of reorganization that provides for settlement of the litigation (the "Plan of Reorganization"). As of
October 31, 2012, the effective date of the Plan of Reorganization had not yet occurred.


 For internal use only
 For internal use only

 For internal use only